As filed with the Securities and Exchange Commission on February 7, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ANGIOTECH PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation or Organization)	98-0226269 (I.R.S. Employer Identification No.)

1618 Station Street, Vancouver, British Columbia, V6A 1B6, Canada
(Address of Principal Executive Offices)

Cohesion Technologies, Inc. Restated 1998 Stock Option Plan
Cohesion Technologies, Inc. 1998 Directors’ Stock Option Plan
Cohesion Technologies, Inc. 2002 Non-Qualified Stock Option Plan
Cohesion Technologies, Inc. Stock Option Agreements
(Full Title of the Plan)

Kevin F. Kelly, Esq.
Heller Ehrman White & McAuliffe LLP
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
(Name and Address of Agent For Service)

(206) 447-0900
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Kyle V. Guse, Esq.
Heller Ehrman White & McAuliffe LLP
275 Middlefield Road
Menlo Park, California 94025-3506
Telephone: (650) 324-7000
Facsimile: (650) 324-0638

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered (1)	per Share (2)	Price	Fee

Common Stock, no par value	318,840 (3)	$35.75	$11,398,530	$1,048.67

(1)	Pursuant to Rule 416(a). this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Common Stock of Angiotech Pharmaceuticals, Inc. on the Nasdaq National Market on February 5, 2003.

(3)	Registering 249,029 shares for the Cohesion Technologies, Inc. Restated 1998 Stock Option Plan, 22,968 shares for the Cohesion Technologies, Inc. 1998 Directors’ Stock Option Plan, 16,126 shares for the

Cohesion Technologies, Inc. 2002 Non-Qualified Stock Option Plan and 30,717 shares for the Cohesion Technologies, Inc. Stock Option Agreements.

     Explanatory Note. This Registration Statement on Form S-8 relates to the issuance of up to 318,840 shares of Common Stock of Angiotech Pharmaceuticals, Inc. in connection with the assumption by Angiotech Pharmaceuticals, Inc. of the Cohesion Technologies, Inc. Restated 1998 Stock Option Plan, the Cohesion Technologies, Inc. 1998 Directors’ Stock Option Plan, the Cohesion Technologies, Inc. 2002 Non-Qualified Stock Option Plan and the Cohesion Technologies, Inc. Stock Option Agreements. Angiotech Pharmaceuticals, Inc. assumed the above stated plans in connection with its acquisition of Cohesion Technologies, Inc. on January 31, 2003.

PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
Index to Exhibits
EXHIBIT 5.1
EXHIBIT 23.2
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4
EXHIBIT 99.5
EXHIBIT 99.6

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents, which Angiotech Pharmaceuticals, Inc. (the “Registrant”) has filed with or submitted to the Securities and Exchange Commission, are hereby incorporated by reference in this Registration Statement:

(a)	Registrant’s Annual Report on Form 40-F for the fiscal year ended September 30, 2002;

(b)	Current Reports of Form 6-K submitted to the Securities and Exchange Commission on October 1, 2002, October 3, 2002, October 7, 2002, October 8, 2002, October 18, 2002, November 20, 2002, December 13, 2002, December 27, 2002, January 7, 2003, January 17, 2003, January 21, 2003, January 22, 2003, January 23, 2003, January 31, 2003, February 5, 2003 and February 6, 2003; and

(c)	Registrant’s Registration Statement No. 000-30334 on Form 20-FR filed with the Securities and Exchange Commission on October 5, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended on Form 20-FR/A, dated November 29, 1999, January 27, 2000 and February 14, 2000 in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

     All documents subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

     Under the Company Act (British Columbia) and the Registrant’s articles, the Registrant may, with the approval of the British Columbia Supreme Court, indemnify a present or former director or officer of the Registrant and indemnify a present or former director or officer of the Registrant and indemnify an officer, employee or agent who acts or acted at the Registrant’s request as a director or officer of another corporation of which the Registrant is or was a stockholder and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of his or her position as a director or officer of the Registrant or the corporation of which the Registrant is or was a stockholder if:

(a)	he or she acted honestly and in good faith with a view to the best interests of the Registrant or the corporation of which he or she is or was a stockholder; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

     A person is entitled to indemnity from the Registrant upon obtaining an order from the British Columbia Supreme Court approving such an indemnity. The Registrant may, with the approval of a court, also indemnify a person in a derivative action to which that person is made a party by reason of being or having been a director or officer of the Registrant, if he or she fulfills the conditions set out in (a) and (b) above.

     A directors’ and officers’ liability insurance policy is maintained by the Registrant, which insures directors and officers of the Registrant and its subsidiaries for losses as a result of claims based upon the directors’ and officers’ acts or omissions, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The policy also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Company Act (British Columbia) and the Registrant’s articles.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

5.1	Opinion of Irwin, White & Jennings.

23.1	Consent of Irwin, White & Jennings (filed as part of Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Chartered Accountants.

24.1	Power of Attorney (page II-4).

99.1	Cohesion Technologies, Inc. Restated 1998 Stock Option Plan.

99.2	Cohesion Technologies, Inc. 1998 Directors’ Stock Option Plan.

99.3	Cohesion Technologies, Inc. 2002 Non-Qualified Stock Option Plan.

99.4	Cohesion Technologies, Inc. Stock Option Agreement by and between William G. Mavity and Cohesion Technologies, Inc executed on September 18, 2001.

99.5	Cohesion Technologies, Inc. Stock Option Agreement by and between James E. Barnes and Cohesion Technologies, Inc. executed on November 26, 2001.

99.6	Cohesion Technologies, Inc. Stock Option Agreement.

Item 9. Undertakings

          A.      The undersigned registrant hereby undertakes:

               (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B.      The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, British Columbia, on February 7, 2003.

ANGIOTECH PHARMACEUTICALS, INC.

By:	/s/William L. Hunter

William L. Hunter Chief Executive Officer and President

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints William L. Hunter and David M. Hall his or her true and lawful attorneys in fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/William L. Hunter William L. Hunter	Chief Executive Officer and President (Principal Executive Officer)

/s/David M. Hall David M. Hall	Chief Financial Officer (Principal Accounting Officer)

/s/David T. Howard David T. Howard	Chairman

/s/Kenneth H. Galbraith Kenneth H. Galbraith	Director

/s/Donald E. Longenecker Donald E. Longenecker	Director

/s/John McDermott John McDermott	Director

/s/Harley T. Richardson Harley T. Richardson	Director

Index to Exhibits

5.1	Opinion of Irwin, White & Jennings.

23.1	Consent of Irwin, White & Jennings (filed as part of Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Chartered Accountants.

24.1	Power of Attorney (page II-4).

99.1	Cohesion Technologies, Inc. Restated 1998 Stock Option Plan.

99.2	Cohesion Technologies, Inc. 1998 Directors’ Stock Option Plan.

99.3	Cohesion Technologies, Inc. 2002 Non-Qualified Stock Option Plan.

99.4	Cohesion Technologies, Inc. Stock Option Agreement by and between William G. Mavity and Cohesion Technologies, Inc executed on September 18, 2001.

99.5	Cohesion Technologies, Inc. Stock Option Agreement by and between James E. Barnes and Cohesion Technologies, Inc. executed on November 26, 2001.

99.6	Cohesion Technologies, Inc. Stock Option Agreement.